Press Release

Contact:   United Community Bancorp
           William F. Ritzmann, President and Chief Executive Officer
           (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS THIRD QUARTER EARNINGS

Lawrenceburg, Indiana - May 5, 2006 - United Community Bancorp (the "Company") (NasdaqNM: UCBA), the holding company for United Community Bank (the "Bank"), announced a net loss of $764,000, for the quarter ended March 31, 2006 compared to net income of $446,000 for the quarter ended March 31, 2005. The net loss was primarily a result of a $1.9 million expense to establish UCB Charitable Foundation in connection with the Company's initial stock offering that was consummated on March 30, 2006 in connection with the Bank's mutual holding reorganization, as well as a $286,000 loss on the sale of investment securities. Net income for the nine months ended March 31, 2006 was $337,000, compared to $1.5 million for the nine months ended March 31, 2005.

Net interest income for the quarter ended March 31, 2006 totaled $2.6 million compared to $2.2 million for the prior year quarter. The increase from the prior year quarter is primarily due to an increase in total interest income of $1.3 million, partially offset by an increase in total interest expense of $842,000. Interest income on loans increased by $738,000, primarily due to the combined effect of an increase in average balance from $192.0 million to $224.5 million and an increase in average yield from 6.01% to 6.45%. Interest income on investment and mortgage-backed securities increased by $552,000, primarily due to the combined impact of an increase in average balance from $42.3 million to $74.4 million and an increase in average yield from 3.07% to 4.01%. During the same periods, interest expense on interest-bearing deposits increased by $831,000, primarily due to the combined effect of an increase in average balance from $219.9 million to $302.6 million and an increase in average rate paid from 1.94% to 2.51%. The increase in the average yields on loans and investments and in the average rates paid on interest-bearing deposits is primarily the result of an increase in market interest rates.

The provision for loan losses was $30,000 for the quarters ended March 31, 2006 and March 31, 2005. Management considered the allowance for loan losses to be adequate at both March 31, 2006 and 2005.

Noninterest income was $117,000 for the three month period ended March 31, 2006, compared to $329,000 for the same period in 2005. The decrease in noninterest income was primarily the result of a $286,000 loss on the sale of investments, partially offset by an increase of $28,000 in service charge income and an increase in other income in the amount of $42,000. Other income is primarily comprised of rental income, profit on the sale of real estate owned and income from the sale of non-deposit products and services.

Noninterest expense was $3.8 million for the quarter ended March 31, 2006 compared to $1.8 million for the same prior year period. The increase in noninterest expense was primarily the result of the $1.9 million expense to establish UCB Charitable Foundation and, to a lesser extent, a $104,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our new Aurora branch office, annual salary increases and performance bonuses paid, a $20,000 increase in premises and occupancy expense relating to our new Aurora branch office and a $32,000 increase in other operating expense. Other operating expense is primarily comprised of miscellaneous loan expense, bank fees and office expense.
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Income tax expense (benefit) decreased $608,000 to a $381,000 tax benefit for the quarter ended March 31, 2006 compared to $227,000 expense during the same period in 2005. The decrease in the tax expense is due to the decrease in pre-tax earnings.

Total assets were $366.4 million at March 31, 2006 and $331.5 million at June 30, 2005. During the nine months ended March 31, 2006, cash and cash equivalents decreased $20.6 million to $55.7 million as cash was redeployed into higher yielding investments and loans. Securities available for sale increased $17.1 million to $27.0 million and mortgage backed securities available for sale increased $10.1 million to $38.3 million. Loans receivable increased $27.0 million to $227.9 million as a result of increases in our commercial real estate, residential 1-4 family and consumer loan portfolios. Loan growth in these portfolios is primarily the result of our marketing efforts which include media and personal contacts.

Total liabilities increased $2.1 million to $303.9 million at March 31, 2006 from $301.8 million at June 30, 2005. The increase in liabilities is primarily due to a $2.5 million increase in deposits.

Shareholders' equity at March 31, 2006 was $62.4 million compared to $29.7 million at June 30, 2005. The increase is primarily the result of the net proceeds of approximately $33.6 million raised in the initial stock offering completed on March 30, 2006, and retained net income for the period.

As previously announced, on April 27, 2006, the Company's Board of Directors declared a cash dividend of $.07 per share. The dividend will be paid on or about June 7, 2006 to shareholders of record as of the close of business on May 11, 2006.

United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates five offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and in its registration statement on Form S-1, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize,
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actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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
                                                              UNITED COMMUNITY BANCORP
                                                           SUMMARY OF FINANCIAL HIGHLIGHTS
                                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                    (UNAUDITED)


                                                                 MARCH 31     JUNE 30
                                                                   2006        2005
                                                                    (IN THOUSANDS)
ASSETS
Cash and cash equivalents                                         $ 55,664    $ 76,263
Investment securities                                               65,510      38,401
Loans and Mortgage backed securities                               227,857     200,878
Other Assets                                                        17,323      15,963
TOTAL ASSETS                                                      $366,354    $331,505


LIABILITIES
Deposits                                                          $301,846    $299,379
Borrowed Money                                                          --          --
Other Liabilities                                                    2,072       2,390
TOTAL LIABILITIES                                                  303,918     301,769
Total Stockholders' Equity                                          62,436      29,736
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                          $366,354    $331,505


                                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                          (UNAUDITED)

                                                      THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                            MARCH 31,                          MARCH 31,
                                                      2006        2005                     2006         2005
                                                                          (IN THOUSANDS)
Interest Income                                        $4,546       $3,256                  $12,915      $9,685
Interest Expense                                        1,940        1,098                    5,697       3,149
Net Interest Income                                     2,606        2,158                    7,218       6,536
Provisions for Loan Losses                                 30           30                       90         427
Net Interest Income after Provision
    for Loan Losses                                     2,576        2,128                    7,128       6,109
Total Non-Interest Income                                 117          329                      844       1,406
Total Non-Interest Expenses                             3,838        1,784                    7,390       5,220
INCOME BEFORE TAX PROVISION (BENEFIT)                  (1,145)         673                      582       2,295
Income Tax Provision (benefit)                           (381)         227                      245         796
NET INCOME (LOSS)                                      $ (764)      $  446                  $   337      $1,499

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


                                                                 AT OR FOR THE                        AT OR FOR THE
                                                              THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                 MARCH 31, 2006                       MARCH 31, 2006
PERFORMANCE RATIOS: (1)

Return on average assets                                             (0.89)%                               0.13%

Return on average equity                                             (7.41)                                1.33

Interest rate spread  (2)                                             3.00                                 2.92

Net interest margin  (3)                                              3.16                                 3.05

Noninterest expense to average assets                                 4.45                                 2.95

Efficiency ratio  (4)                                               140.95                               109.09

Average interest-earning assets to
     average interest-bearing liabilities                           106.71                               105.17

Average equity to average assets                                     11.95                                10.10

CAPITAL RATIOS:

Tangible capital                                                     17.03                                17.03

Core capital                                                         17.03                                17.03

Total risk-based capital                                             29.09                                29.09

ASSET QUALITY RATIOS:

Nonperforming loans as a percent
   of total loans                                                     0.56                                 0.56

Allowance for loan losses as a percent
   of total loans                                                     0.89                                 0.89

Allowance for loan losses as a percent
   of nonperforming loans                                           159.92                               159.92

Net charge-offs to average outstanding
   loans during the period                                            0.08                                 0.16


(1) Performance ratios for the three and nine months ended March 31, 2006 are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.